EXHIBIT 99.1

February 3, 2011	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

Midway Gold Begins Drill Program at Pan Gold Project, Nevada

Denver, Colorado – Midway Gold Corp. is pleased to report the start of renewed drilling at its Pan Project in White Pine County, Nevada.  Drill plans include 6,500 meters of reverse circulation (RC) drilling and 600 meters of diamond core drilling.  This 2011 expansion drilling will follow up on Midway’s 2010 drilling thatidentified higher gold grades and a possible new gold zone. (See press release dated November 8, 2010.) The deposit is still open to the North, the South and at depth.  Mineralization between the proposed North and South Pan open pits will also be tested for possible continuity with the proposed open pits.

Midway is advancing the Pan Project toward possible production by as early as 2013.  Engineering and permitting activities are underway to support a Prefeasibility Study planned for completion during the first quarter of 2011.  A portion of the 2011 drilling will test for undiscovered mineralization beneath proposed mine facilities.

A 2010 Preliminary Economic Assessment (“PEA”) of the Pan Project reported a Measured and Indicated Mineral Resource of 38.8 million metric tonnes containing 682,000 ounces of gold with a grade of 0.55 grams per tonne (“gpt”), at a 0.14 gpt gold cutoff grade.(See the NI 43-101 Technical Report filed on SEDAR July 20, 2010 for further details.)The PEA reported that the Net Present Value of Pan, at a 5% discount rate and a gold price of $1,200 per ounce, is $109 million and that the pre-tax Internal Rate of Return is 41%.

Midway Director Alan Branham has decided to pursue other career opportunities and has resigned from the Company’s Board of Directors. Mr. Branham will remain a consultant to the Company. Midway sincerely thanks Mr. Branham for his vision, accomplishments and servicein developing an exemplary portfolio of projects during his tenure with Midway, and we wish him success in his future endeavors.

This release has been reviewed and approved by Richard D. Moritz, (B.Sc., MBA), Vice President of Project Development, and a "Qualified Person" as that term is defined in National Instrument 43-101.

ON BEHALF OF THE BOARD
"Ken Brunk"
Ken Brunk, Director, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. Midway controls over 65 square miles of mineral rights in the western United States; four advanced projects include: Spring Valley, Pan, Golden Eagle, and Midway. Two early stage exploration targets are Gold Rock and BurntCanyon. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

This press release uses the terms "Measured resources", "Indicated resources" and "Inferred resources", which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. We advise investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. In addition, "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.